Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(864) 240-6208

Jefferson_Harralson@ucbi.com

United Community Banks, Inc. Appoints Two New Board Members,

Lance F. Drummond and Jennifer Mann

BLAIRSVILLE, GA - June 20, 2018 - United Community Banks, Inc. (NASDAQ: UCBI) (“United”) announced today that its Board of Directors has appointed Lance F. Drummond and Jennifer Mann to serve as Board members, effective immediately.

Mr. Drummond is the former Executive Vice President of Operations and Technology for TD Canada Trust. Prior to that role, he led online bank and ATM operations at Bank of America, where he managed the largest consumer online bank in the United States and was responsible for the largest bank-owned network of ATMs in the country. In addition to online banking and ATM operations, Mr. Drummond has extensive experience in bank operations such as mortgage processing, digitization and information technology. Before his career in executive bank leadership, Mr. Drummond spent 26 years with Eastman Kodak. Mr. Drummond also serves as board member of the Federal Home Loan Mortgage Corporation (Freddie Mac) and a Trustee for the University of Rochester.

Ms. Mann currently serves as Executive Vice President and Chief Human Resources Officer with SAS Institute, Inc., a global leader in analytics, business intelligence and data management software in Cary, N.C. with a worldwide workforce of more than 14,000. Ms. Mann is widely recognized for her initiatives in the areas of employee performance, workplace culture and organizational effectiveness at SAS, which has consistently been recognized as one of the Best Companies to Work For® by FORTUNE magazine.

“Lance Drummond and Jenn Mann epitomize the skill set identified by our Board as critical to the growth of our company and we are honored to welcome them to United,” said United President and COO Lynn Harton. “Both Lance and Jenn have a broad and diverse range of professional experience, help represent our bank’s growing geographic footprint and have deep expertise in technology and human resources, which are areas that are crucial to our future.”

“Our board is extremely pleased to add such talented and accomplished individuals to our board leadership,” said Jimmy Tallent, United’s Chairman and CEO. “Because of their professional backgrounds, records of success, and genuine fit with United culture, Lance and Jenn will make outstanding additions to United and we look forward to their contributions.”

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) is a bank holding company based in Blairsville, Georgia with $12.3 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the southeast region’s largest full-service banks, operating 151 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products including mortgage, advisory, and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service. For the last five years, J.D. Power has ranked United Community Bank first in customer satisfaction in the Southeast. In 2018, for the fifth consecutive year, Forbes magazine included United on its list of the 100 Best Banks in America. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.